UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2015

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

MD	333-193480	46-2335760
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 14, 2014, Strategic Storage Growth Trust, Inc. (the “Registrant”), through six wholly-owned subsidiaries of its operating partnership, SS Growth Operating Partnership, L.P. (the “Operating Partnership”), executed six partial assignments of the purchase and sale agreement originally executed by a subsidiary of the Registrant’s sponsor on July 7, 2014, with unaffiliated third parties (the “Six Property Purchase Agreement”) for the acquisition of a portfolio of six self storage facilities (the “Six Property Portfolio”). The Six Property Portfolio consists of six self storage facilities located in California, Illinois and Colorado. The aggregate purchase price for the Six Property Portfolio is approximately $15.9 million, plus closing costs and acquisition fees.

On January 29, 2015, the Registrant closed on one self storage facility located in Colorado representing the first phase (the “First Phase”) of the acquisition of the Six Property Portfolio for a purchase price of approximately $4.2 million, plus closing costs and acquisition fees, which was funded with a combination of proceeds from an issuance of Series A Cumulative Redeemable Preferred Units (the “Preferred Units”) in the Operating Partnership, as described further below, and a draw of approximately $2.6 million under the KeyBank Facility, as described further below. The Registrant incurred acquisition fees of approximately $42,000 in connection with the First Phase of the acquisition of the Six Property Portfolio. The property acquired in the First Phase consists of approximately 680 units and approximately 61,800 net rentable square feet of storage space. The physical occupancy of the property acquired in the First Phase was approximately 83% as of December 31, 2014.

On January 28, 2015, SSTI Preferred Investor, LLC (the “SSTI Preferred Investor”) invested approximately $2.0 million in the Operating Partnership (the “Preferred Equity Investment”), which proceeds were used in connection with the acquisition of the First Phase of the Six Property Portfolio, and in exchange the SSTI Preferred Investor received approximately 80,000 Preferred Units in the Operating Partnership. The issuance of the Preferred Units are governed by (i) the Series A Cumulative Redeemable Preferred Unit Purchase Agreement, dated July 31, 2014, with the SSTI Preferred Investor, in which the SSTI Preferred Investor agreed to provide up to $18.1 million through a preferred equity investment in the Operating Partnership, which may be invested in one or more tranches, to be used solely for investments in self storage properties, in exchange for up to 724,000 preferred units of limited partnership in the Operating Partnership, each having a liquidation preference of $25.00 per share, plus all accrued and unpaid distributions; and (ii) Amendment No. 1 (the “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated July 31, 2014, with the SSTI Preferred Investor which sets forth key terms of the Preferred Units.

In order to finance a portion of the First Phase of the Six Property Portfolio, the Operating Partnership borrowed approximately $2.6 million under its credit facility (the “KeyBank Facility”) with KeyBank, National Association (“KeyBank”). The KeyBank Facility is governed by the credit agreement (the “KeyBank Credit Agreement”) which provides the Operating Partnership the option of borrowing up to $20 million at an interest rate based on either (i) LIBOR plus 325 basis points, or (ii) Base Rate plus 225 basis points. The Operating Partnership chose LIBOR for its $2.6 million draw to finance a portion of the First Phase, which equates to approximately 3.4%. Pursuant to a joinder agreement by the special purpose entity wholly-owned by the Operating Partnership (the “Property SPE”), in favor of KeyBank as administrative agent, the property acquired under the First Phase now serves as additional collateral under the KeyBank Credit Agreement and the Property SPE now serves as an additional borrower.

A summary of the property acquired in the First Phase of the Six Property Portfolio is as follows:

Property	Address	Purchase Price	Year Built	Approx. Sq. Ft. (net)	Approx. Units	Physical Occupancy(1)
Colorado Springs—CO	3850 Airport Rd. Colorado Springs, CO 80910	$4,170,000	1983	61,800	680	83%

(1)	Represents the occupied square feet divided by total rentable square feet as of December 31, 2014.

SS Growth Property Management, LLC, an indirect subsidiary of SmartStop Self Storage, Inc., the sponsor of the Registrant, will manage the property acquired in the First Phase of the Six Property Portfolio and will be paid a one-time fee of $3,750 for the property. In addition, SS Growth Property Management, LLC will be paid management fees in an amount equal to the greater of $3,000 per month or 6% of the gross monthly revenues collected from the property.

The Registrant expects the acquisitions of the remaining five properties of the Six Property Portfolio to close in February. The Registrant expects to fund the closing of the remaining properties in the Six Property Portfolio with a combination of issuances of additional Preferred Units and additional draws under the KeyBank Facility.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before April 16, 2015 by amendment to this Form 8-K.

(b)	Pro forma financial information.

See paragraph (a) above.

(d)	Exhibits.

None.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE GROWTH TRUST, INC.

Date: February 4, 2015	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President, Chief Financial Officer and Treasurer